EXHIBIT 99.1

Dear  Shareholders:

It is with great pleasure that I write to you during this exciting time in the development of our Company. We have accomplished a great deal over the past 12 months and expect to continue this trend heading into the next 12 months and beyond. I would like to take this opportunity to review our progress over the past year, update you on the progress of our proposed share spin-off and finally provide a "big picture" overview regarding the future direction of our Company.

Review  of  Past  12  Months

During the past 12-months we've eliminated our entire convertible debt, achieved record revenue placing us on track to double our 2004 top-line number, reduced operating losses and secured a number of key strategic industry partnerships. In addition we secured a marketing agreement with Tampa Bay Devil Rays star shortstop Julio Lugo to serve as spokesman for FTS Wireless. We launched the first phase of our wireless content portal CellChannel.com and plan to begin marketing wireless handsets and rate plans for two leading national wireless carriers on CellChannel.com in the coming months.

Share  Spin-Off  Plans

We've announced plans to "spin-off" FTS Wireless, Inc. into a new separate publicly traded Company. Earlier this week we announced the signing of a binding letter of intent to purchase a highly profitable privately held Wireless Company in a stock and cash deal valued at $5.5 million. Although there is no guarantee we will be able close this acquisition and spin-off, I'd like to provide you with the rationale behind the deal and detail the opportunity available to the stockholders of our Company.

First, the rationale, one of the key lessons learned from the .com bust of 2000, in my opinion, was that the singular quest to grow top-line revenues at the expense of earnings proved to be a very risky and all too often fatal proposition. To this end we believe our spin-off/acquisition plans will deliver something few over the counter Companies ever achieve, stable, predictable, profitable growth. If successful, the deal will also create a new asset class for FTS Group shareholders in the form of FTS Wireless shares. We believe the combined Company will continue to grow organically by leveraging the cross marketing opportunities of the respective sales channels. On the financial side we expect the combined Company to achieve 2006 sales of $7 to $8 million with EBITDA of around $2 million or more.

The opportunity and valuation. Before I get into the details of our plan, I'd like to reiterate the fact that significant hurdles still exist and although we feel confident in our ability to close this deal, it's not guaranteed. Having said that, we've come up with a valuation model based on our review of other publicly traded Companies, the earnings of the Target Company and the price to earnings ratio. The final terms and details of the proposed transaction are subject to change without further notice.

Our initial plan calls for FTS Wireless to conduct a $5 million private placement of new shares to be registered of SEC form SB-2, $4 million of the funds will be used to close the acquisition and $1 million for acquisition related expenses and working capital. We estimate that post spin-off/acquisition FTS Wireless will have approximately 12 million shares issued and outstanding distributed as follows; five million shares would be reserved for FTS Group stockholders, two million shares held by FTS Group, Inc. and five million shares will be used in the private placement. Based on our 2006 estimated EBITDA of $2 million and with 12 million shares issued and outstanding and FTS Wireless common stock trading at a P/E of 20 the shares would be valued at $3.33 per share. With approximately 60 million shares of FTS Group, Inc. issued and outstanding at closing and five million shares of FTS Wireless, Inc. reserved to be spun-off to FTS Group shareholders, a stockholder with 10,000 shares of FTS Group stock would potentially receive 833 shares of FTS Wireless. Using our P/E estimate on FTS Wireless the 833 shares would be worth $2,775.00. The two million shares of FTS Wireless held by FTS Group would have an asset value of $6.6 million.
See  summary  below

FTS  Group  share  price  as  of  the  close  of  business  October  12,  2005:

-     10,000  shares  of  OTCBB:FLIP  closed at $.038 for total value of $380.00
- 833 spin-off shares of new FTS Wireless trading at 20 times 2006 estimated EBITDA or $3.33 per share would carry a total value of $2,773.89
- The two million shares of FTS Wireless held by FTS Group would give FTS Group an asset value of approximately $.11 per share or more.

Result, the above valuation model would give 10,000 shares of FTS Group an estimated total valuation of $.38 per share or more depending on the actual share price of FTS Wireless, Inc.

The  Big  Picture

To thrive long term, our company must create value through both earnings growth and by continually increasing the asset base and investing opportunities for the Company and its stockholders. As an over the counter Company we do not have the resources of larger listed Companies, so we must be creative, efficient and execute if we are to succeed. The long-term possibilities of creating assets through our acquisition/spin-off model for the Company and our stockholders is literally unlimited.

Our goal is to, three years from now, have $50 million in assets, have spun-off $100 million of new shares to stockholders of the Company, gain a listing on a national stock exchange, have completed two or more acquisition/spin-off deals a year and built a respected nationally known brand.

We continue to work on increasing awareness about FTS Group's stock. We are currently interviewing investor relations Companies to improve the flow and access of information to the stockholders of our Company. In addition we have begun the process of searching for a high level operational executive to lead the new FTS Wireless. I will be meeting with micro-cap fund managers at an institutional investor conference later this month.

Finally, I'm excited by what we have accomplished so far and even more excited by the opportunities in front of us. In addition to the 265,000 shares I've purchased in recent months, beginning in November I will be buying FTS stock monthly through a 10b5-1 plan in order to participate in this opportunity further. I wish to personally thank each and every shareholder of the Company for you continued support and look forward to a prosperous 2006.

Best  Regards,

Scott  Gallagher
Chairman  and  CEO
FTS  Group,  Inc.

About  FTS  Group,  Inc.

FTS Group Inc. (OTC BB:FLIP.OB - News) is an acquisition and development Company focused on acquiring, developing and investing in emerging cash-flow positive Companies and viable business ventures. Its wholly owned subsidiary FTS Wireless is an emerging regional operator of retail wireless locations that market and sell next-generation wireless products and services and operate Wi-Fi HotSpots. FTS Wireless currently operates a chain of retail wireless locations in the Florida Gulf Coast region. For additional information about FTS Group, Inc. or its subsidiary, please visit our web site http://www.FTSWireless.com or review periodic filings with the Securities and Exchange Commission at http://www.sec.gov.

Forward-Looking  Statements
Included in this release are certain "forward-looking" statements, involving risks and uncertainties, which are covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's financial performance. Such statements are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ materially from those referred to or implied by such statements. In addition, actual future results may differ materially from those anticipated, depending on a variety of factors, sales and earnings growth, ability to attract and retain key personnel, and general economic conditions affecting consumer spending, including uncertainties relating to global political conditions, such as terrorism. Information with respect to important factors that should be considered is contained in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Readers are cautioned not to place reliance on these forward-looking statements, which speak only as of the date hereof.

Contact:
     Contact:
     FTS  Wireless,  Inc.
     Scott  Gallagher
     CEO
     (215)  688-2355
     Email  Contact
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Source:  FTS  Group,  Inc.